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EXHIBIT 2.2

                       WAIVER AND AMENDMENT AGREEMENT

     THIS WAIVER AND AMENDMENT AGREEMENT (the "AGREEMENT"), is entered into as of May 11, 2000, by and among Bidhit.com, Inc., a Nevada corporation ("BIDHIT"), EZ Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Bidhit ("SUB"), EZBid Inc., a Delaware corporation ("EZBID"), and the shareholders of EZBid, Systemax Inc., a Delaware corporation ("SYSTEMAX"), and Paul Mandel, an individual ("MANDEL" and, together with Systemax, the "SHAREHOLDERS"). Bidhit, Sub, EZBid and the Shareholders are sometimes collectively referred to herein as the "PARTIES."

     WHEREAS, the Parties entered into an Agreement and Plan of Merger dated as of April 21, 2000 (the "MERGER AGREEMENT") providing for the merger of Sub with and into EZBid (the "MERGER");

     WHEREAS, the Merger Agreement provided for certain agreements and certain conditions precedent to be satisfied before the Parties were each obligated to close the Merger; and

     WHEREAS, it is the desire of the Parties to and amend certain agreements and waive certain conditions precedent set forth in the Merger Agreement in order to expedite the closing of the Merger.

     NOW, THEREFORE, the Parties hereby agree as follows:

     1. CO-MARKETING AGREEMENT. The Parties, hereby waive, as a condition precedent to the closing of the Merger, the provisions of Section 6.1.2 of the Merger Agreement. Notwithstanding the provisions of this Section 1, Bidhit and Systemax shall remain obligated to enter into the Co-Marketing Agreement (as defined in Section 5.5 of the Merger Agreement), and a complete and final agreement shall be agreed upon as soon as practicable after the closing of the Merger. At a minimum, the Co-Marketing Agreement shall contain provisions substantially similar to those set forth on EXHIBIT A hereto and incorporated herein by this reference.

     2. FINANCING (SECTION 6.1.4). The Parties hereby waive, as a condition precedent to the closing of the Merger, the provisions of Section 6.1.4 of the Merger Agreement.

     3. FINANCING (SECTIONS 5.9 AND 6.2.7). Sections 5.9 and 6.2.7 of the Merger Agreement are hereby deleted. In lieu of the conditions set forth in Sections 5.9 and 6.2.7, the Parties agree that Systemax shall loan to Bidhit $200,000 in accordance with the terms and conditions set forth in the Term Sheet attached hereto as EXHIBIT B and incorporated herein by this reference (the "LOAN"). The Loan shall be closed prior to or contemporaneous with the closing of the Merger. In addition, in the event that Bidhit successfully closes on a financing or series of financings with aggregate gross proceeds of $5.6 million or more on or prior to May 12, 2001 (and had a commitment letter therefor on or prior to November 12, 2000), Systemax agrees

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to invest in Bidhit at the time of such closing an additional Two Hundred
Thousand Dollars ($200,000) on terms and conditions as favorable to Systemax as the most favorable terms offered to investors in such financing or financings.

     4. DISCLOSURE SCHEDULE. The EZBid Disclosure Schedule is amended to indicate that the agreement referenced as Number 3 under Section 2.1.8 also relates to Section 2.1.2 and that it is being amended, effective as of the closing under this Agreement, to delete the second and third bullet points.

     5. CONSIDERATION. The parties acknowledge that 200,000 of the Closing Shares otherwise issuable to Systemax are instead, at Systemax's request, being issued to Ronald J. Gerber, in consideration for services performed by Gerber & Company as a broker, pursuant to a Finders Payment Agreement.

     6. REGISTRATION RIGHTS. The parties confirm their understanding that Bidhit shall, subject to the provisions regarding amendment to correct material omissions or misstatements set forth in Section 4.5 of the Merger Agreement, maintain the effectiveness of the registration statement filed pursuant to such Section 4.5 for a period of two (2) year after the initial effectiveness thereof or until Systemax has completed the distribution described in the registration statement relating thereto, whichever occurs first. Notwithstanding the foregoing provisions of this Section 6 or section
4.5 of the Merger Agreement, Bidhit shall be entitled to postpone or suspend, for so long as any of the following shall apply, the effectiveness or use of the Registration Statement if the Board of Bidhit shall determine in good faith upon passing a resolution to such effect that any such filing or the offering would (i) materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving Bidhit; or (ii) require disclosure of material nonpublic information which, if disclosed at such time, would be harmful to the interests of Bidhit or its stockholders.

     7. OPERATION OF EZBID. Systemax and EZBid, jointly and severally, hereby represent and warrant that, since the date of the Merger Agreement (i) EZBid has operated in the ordinary course of business, consistent with its past practices, including those with respect to payment of accounts payable and collection of receivables and (ii) EZBid has not made any payment or distribution of any cash or other asset to Systemax or any subsidiary or affiliate of Systemax.

     8. MERGER AGREEMENT. Except as modified hereby, the terms and conditions of the Merger Agreement should continue in full force and effect as originally written.

     9. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington as applied to agreements entered into and entirely to be performed within that state. The Parties irrevocably consent to the jurisdiction of the state and federal courts located in King County Washington with respect to any matter arising out of this agreement.

     10. HEADINGS. The headings contained in this Agreement are intended principally for convenience and shall not, by themselves, determine the rights of the parties to this Agreement.

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     11.  COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

     IN WITNESS WHEREOF, Bidhit, Sub, the Shareholders and EZBid have executed this Agreement as of the date first written above.

BIDHIT.COM, INC.                        EZBID INC.


By /s/ Tim Black                        By /s/ Paul Mandel
  --------------------------------        --------------------------------------
  Tim Black, President                    Paul Mandel, President


EZ ACQUISITION CORP.                    SHAREHOLDERS

                                        SYSTEMAX INC.


By /s/ Tim Black                        By /s/ Richard Leeds
  --------------------------------        --------------------------------------
  Tim Black, President                    Richard Leeds, Chief Executive Officer


                                           /s/ Paul Mandel
                                          --------------------------------------
                                          Paul Mandel

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                                    EXHIBIT A

                         TERMS OF CO-MARKETING AGREEMENT

- The EZBid or Bidhit icon will be displayed on the desktop of Systemax-manufactured PC's at no charge for one year; thereafter at a mutually agreed upon rate.

- EZBid/Bidhit will be allowed to continue to advertise in the Systemax catalogues, under the same pricing and terms as enjoyed by EZBid in the past.

     - Systemax will continue to give EZBid/Bidhit the right to bid on the disposal of obsolete or distressed inventory.

     -    Systemax will assist Bidhit/EZBid in its European expansion efforts.

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                                    EXHIBIT B

                                SYSTEMAX - BIDHIT
                                BRIDGE LOAN TERMS

The following reflects the terms agreed to on the bridge loan from Systemax to Bidhit:

Amount:                  $200,000.00

Security:                Secured by assets of EZBid (the "Surviving Company")

Maturity Date:           One (1) year from date of Promissory Note (the
                         "Note") (or sooner if conditions for mandatory conversion are met). The Note shall be pre-payable at the election of Bidhit.

Interest Rate:           9% per annum

Conversion Rights:       The principal and accrued interest under the Note
                         shall be convertible into common stock of Bidhit at any time at the election of Systemax. In addition, all principal and accrued interest shall be automatically converted into common shares of Bidhit upon the closing by Bidhit of a financing in an amount of at least $2.8 million within six (6) months from the date of the Note. Any conversion into common shares of principal and accrued interest shall be at a price equal to the closing price of Bidhit common stock as quoted on the NASD over-the-counter bulletin board on the date prior to the closing of the merger transaction.

Miscellaneous:           Systemax's obligation under the Merger Agreement to
                         commit to an additional financing of $200,000 shall remain intact per the terms of the Merger Agreement.
                         The Note shall not be assignable without the consent of Bidhit, in its sole discretion.